EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
NBT Bancorp Inc.:

We consent to incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 33-12247, 333-40192 and 333-158197) and Forms S-8 (File Nos. 333-71830, 333-72772, 333-73038, 333-66472, 333-97995, 333-107479, 333-107480, 333-127098, 333-139956, 333-150956 and 333-168332) of NBT Bancorp Inc. of our reports dated February 28, 2011, with respect to the consolidated balance sheets of NBT Bancorp Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of NBT Bancorp Inc.

/s/  KPMG LLP

Albany, New York
February 28, 2011